Exhibit 99.1

Target Hospitality Announces Appointment of John C. Dorman to Board of Directors

THE WOODLANDS, Texas, February 20, 2024 (PRNewswire) - Target Hospitality Corp. ("Target Hospitality," "Target" or the "Company") (Nasdaq: TH), one of North America's largest providers of vertically integrated modular accommodations and value-added hospitality services today announced the appointment of Mr. John C. Dorman to its board of directors, effective February 16, 2024.  Mr. Dorman will serve as an independent director as well as a member of the Nominating and Corporate Governance and Audit Committees.

Mr. Dorman’s experience serving in executive leadership roles, through the founding and growth of multiple entrepreneurial successes, will provide relevant insight as Target continues to pursue a robust pipeline of growth opportunities.  In addition, his service on numerous corporate boards will provide beneficial strategic guidance and strengthen Target’s ability to effectively identify and evaluate these diversifying growth initiatives.

“We are pleased to welcome John as a new independent director to the Target Hospitality board.  His extensive knowledge and broad-reaching capabilities will provide an important perspective as we continue to evaluate a range of strategic growth initiatives.  His appointment will enhance our current board of directors’ capabilities, while providing valuable perspectives, as we continue pursuing our growth strategy focused on diversifying the customers and end markets we serve,” stated Brad Archer, President and Chief Executive Officer.

Mr. Dorman is an accomplished leader with over 40 years of experience guiding multiple entrepreneurial successes across software and services companies in the financial technology sector.  Mr. Dorman previously served as a director of Online Resources Corporation, a developer and supplier of electronic payment services, from May 2009 until it was sold to ACI Worldwide, Inc. in March 2013, and as its Chair from June 2010 until the sale. Dorman also previously served as Co-Chair of Online Resources Corporation from January 2010 to June 2010, and as Interim Chief Executive Officer from April 2010 to June 2010. From October 1998 to August 2003, he served as Chief Executive Officer of Digital Insight Corporation, a provider of software-as-a-service for online banking and bill payment for financial institutions, and served on the board of directors of Digital Insight until the company was acquired in 2007 by Intuit, Inc. Mr. Dorman served as Senior Vice President of the Global Financial Services Division of Oracle Corporation from August 1997 to October 1998; and Chair and Chief Executive Officer of Treasury Services Corporation, a provider of modeling and analysis software for financial institutions, from 1983 to 1997. Mr. Dorman earned a B.A. in Business Administration and Philosophy from Occidental College and an M.B.A. in Finance from the University of Southern California.

About Target Hospitality

Target Hospitality is one of North America’s largest providers of vertically integrated modular accommodations and value-added hospitality services in the United States. Target builds, owns and operates a customized and growing network of communities for a range of end users through a full suite of value-added solutions including premium food service management, concierge, laundry, logistics, security and recreational facilities services.

Investor Contact
Mark Schuck
(832) 702 – 8009
ir@targethospitality.com